Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Genelux Corporation of our report, dated March 29, 2023, (which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern), with respect to the financial statements of Genelux Corporation as of December 31, 2022 and 2021 and for the years then ended. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Weinberg & Company, P.A.

Los Angeles, California
June 27, 2023